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                                                                     Exhibit 5.2


Internal Revenue Service              Department of the Treasury
District Director                     SeqNr:  005822
Cincinnati Service Center             Letter 835 (DO/CG)
P.O. Box 2508
Cincinnati, OH  45201

                                      Employer Identification Number: 41-0617000
                                      DLN:  1700731720007
Date:  February 19, 1998              Person to Contact:  CINDY PERRY
                                      Contact Telephone Number:  (513) 241-5199
                                      Plan Name:  PITTS DIV UNION 401K PLAN FOR
SUPERVALU INC.                        LOCAL 30 COLLECTIVE BARGAINING ASSOCIATE
C/O ROBERT A. SENG                    Plan Number:  050
DORSEY & WHITNEY, LLP
220 SOUTH SIXTH STREET
MINNEAPOLIS, MN  55402


Dear Applicant:

We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

The enclosed document explains the significance of this favorable determination letter, points out some events that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

This determination letter is applicable for the plan adopted on August 29, 1996.

This plan satisfies the minimum coverage and nondiscrimination requirements of sections 410(b) and 401(a)(4) of the Code because the plan benefits only collectively bargained employees or employees treated as collectively bargained employees.

Except as otherwise specified this letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465 and by the Small Business Job Protection Act of 1996 (SBJPA), Pub. L. 104-108, other than the requirements of Code section 401(a)(26).

This letter considers the amendments required by the Tax Reform Act of 1986, except as otherwise specified in this letter.

We have sent a copy of this letter to your representative as indicated in the power of attorney.
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SUPERVALU INC.                                 -2-


If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                                     Sincerely yours,

                                                     /s/ C. Ashley Bullard

                                                     District Director

Enclosures:
Publication 794
Reporting & Disclosure Guide
for Employee Benefit Plans